Exhibit 10.3

FIRST AMENDMENT
TO THE
BEVERLY ENTERPRISES, INC.
1997 LONG-TERM INCENTIVE PLAN
As Amended and Restated Effective as of June 1, 2001

      First Amendment made effective the 1st day of June, 2004, by Beverly Enterprises, Inc. (the “Corporation”).

W I T N E S S E T H:

      WHEREAS, the Corporation sponsors the Beverly Enterprises, Inc. 1997 Long-Term Incentive Plan, as amended and restated effective as of June 1, 2001 (the “Plan”);

      WHEREAS, the Corporation has reserved 15,000,000 shares of the Corporation’s common stock, par value $0.10 per share (“Common Stock”), to be issued under the Plan, provided that no more than 7,500,000 shares may be issued pursuant to awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Bonus Stock or Other Stock Unit Awards (collectively, the “Full Value Awards”), and no more than 7,500,000 shares may be issued pursuant to awards of Incentive Stock Options (“ISOs”) (as all such awards are defined in the Plan);

      WHEREAS, the Corporation wishes to reserve an additional 5,250,000 shares of Common Stock, for a total of 20,250,000 shares, to be issued under the Plan, with all such additional shares available to be issued as Full Value Awards or ISOs;

      WHEREAS, the Corporation also wishes to amend the Plan to (i) reflect the reservation of such additional shares of Common Stock for issuance as any permissible Awards thereunder, including Full Value Awards and ISOs, (ii) clarify that the vesting of Restricted Stock granted under the Plan may accelerate in the event of death, disability or a Change in Control, (iii) permit the early vesting by the Committee of Restricted Stock granted under the Plan upon the occurrence of a change in control, termination of employment without cause, or other event as may be required in an employment, change in control, severance, or other agreement the Corporation or one of its affiliates may have entered into or may enter into from time to time with a participant in the Plan, (iv) permit performance-based cash bonuses to be paid under the Plan, to the extent that such awards are not already allowed, and (v) make certain other technical changes thereto;

      WHEREAS, Section 14.8 of the Plan provides that the Board of Directors of the Corporation (the “Board”) or the Nominating and Compensation Committee of the Board (the “Committee”) may amend the Plan at anytime, provided that any such amendment is made with shareholder approval if required by applicable law or regulation; and

      WHEREAS, the Corporation has determined that the reservation of the 5,250,000 additional shares of Common Stock and the other amendments to the Plan generally require shareholder approval, and such approval will be sought;

      NOW, THEREFORE, the Plan is hereby amended effective as the date such amendments and the reservation of such additional shares of Common Stock are duly approved by the Corporation’s shareholders, unless otherwise provided herein:

1.	The last sentence of Section 1 of the Plan is amended in its entirety to read as follows:

“The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options (intended to qualify under Section 422 of the Code), Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance-Based Cash Bonuses, Bonus Stock, and any other Stock Unit Awards or stock-based forms of awards as the Committee may determine in its sole and complete discretion at the time of grant.”

2.	Section 2.3 of the Plan is amended in its entirety to read as follows:

“2.3 “Award” means, individually or collectively, a grant under this Plan of any one of the following: Nonqualified Stock Options; Incentive Stock Options; Stock Appreciation Rights; Restricted Stock; Restricted Stock Units; Performance Shares; Performance Units; Performance-Based Cash Bonuses; Bonus Stock; or Other Stock Unit Awards.”

3.	Section 2.11 of the Plan is amended effective as of January 1, 2004, by replacing the phrase “Compensation Committee” with the phrase “Nominating and Compensation Committee.”

4.	Section 2.32 of the Plan is amended in its entirety to read as follows:

“2.32 “Performance Award” means a performance-based Award, which may be in the form of either Performance Shares, Performance Units, or Performance-Based Cash Bonuses.”

5.	A new Section 2.33 is added to the Plan, with the subsequent Subsections in Section 2 and the applicable cross-references being renumbered accordingly, to read as follows:

“2.33 “Performance-Based Cash Bonus” means a cash bonus Award, designated as a Performance-Based Cash Bonus, granted to a Participant pursuant to Section 9 herein, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to the Company’s financial or operating performance as deemed appropriate by the Committee and described in the Agreement.”

6.	Section 5.1 of the Plan is amended by replacing the phrase “fifteen million (15,000,000)” with the phrase “twenty million, two hundred and fifty thousand (20,250,000),” and by replacing the phrase “seven million, five hundred thousand (7,500,000)” with the phrase “twelve million, seven hundred and fifty thousand (12,750,000).”

7.	Section 5.2 of the Plan is amended by replacing the phrase “seven million, five hundred thousand (7,500,000)” with the phrase “twelve million, seven hundred and fifty thousand (12,750,000).”

8.	The last sentence of Section 8.4 of the Plan is amended to read as follows:

“The foregoing limitations notwithstanding, the Committee in its sole discretion may reduce or remove the restrictions or reduce or remove the Period of Restriction with respect to Restricted Stock or Restricted Stock Units (a) upon assumption of, or in substitution for, restricted stock or restricted stock units of a company with which the Company participates in an acquisition, separation, or similar corporate transaction, (b) in the event of the death or disability of the Participant, (c) upon a Change in Control of the Company, or (d) as may be required in an employment, change in control, severance, or other agreement the Company may enter into with a Participant from time to time in the case of an involuntary termination without Cause, normal retirement, or a Change in Control.”

9.	Section 9 of the Plan is amended in its entirety to read as follows:

“Section 9. Performance Awards

      9.1 Grant of Performance Awards. Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant Performance Awards in the form of either Performance Units, Performance Shares or Performance-Based Cash Bonuses to Participants subject to such Performance Goals and Performance Period as it shall determine. The Committee shall have complete discretion in determining the number and value of Performance Awards granted to each Participant. Participants receiving Performance Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

      9.2 Value of Performance Awards. The Committee shall determine the number and value of Performance Units, Performance Shares or Performance-Based Cash Bonuses granted to each Participant as a Performance Award. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. The extent to which such Performance Goals are met will determine the value of the Performance Award to the Participant. Such Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary which employs him or her, may be based on the division which employs him or her, may be based on the performance of the Company generally, or a combination of the foregoing. The

Performance Goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The terms and conditions of each Performance Award will be set forth in an Agreement. Except as specifically provided herein, including, without limitation, Section 14.13, the Committee shall have no authority to reduce or remove the Performance Goals or Performance Period without the express consent of the stockholders of the Company. Furthermore, except in the case of the Participant’s death or disability, or a Change of Control of the Company, no Performance Award shall become vested or payable less than one (1) year after its grant.

      9.3 Settlement of Performance Awards. After a Performance Period has ended, the holder of a Performance Award shall be entitled to receive the value thereof based on the degree to which the Performance Goals established by the Committee and set forth in the Agreement have been satisfied.

      9.4 Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Unit or Performance Share shall be made in cash, Stock, or a combination thereof as determined by the Committee. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance-Based Cash Bonus shall be made in cash. Payment may be made as prescribed by the Committee.”

10.	The last sentence of Section 12(a) of the Plan is amended to read as follows:

“In establishing Performance Measures, the Committee shall consider one or more of the following business or financial goals of the Company: absolute or relative increases in total stockholder return, stock price, economic value added, return on capital employed, return on assets or net assets, revenues, sales, income, operating income, net income, operating margin, profit margin, earnings per share, return on equity, cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin, operating margin or net worth of the Company, any of its Subsidiaries, divisions or other areas of the Company.”

11.	A new sentence is added to the end of Section 12(c) of the Plan to read as follows:

“In addition, the Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.”

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